EXHIBIT 4.17

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The authorized capital stock of Tenax Therapeutics, Inc. consists of 400,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). The following description summarizes the material terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our certificate of incorporation, as amended, or our “Charter”, and our third amended and restated bylaws, or our “Restated Bylaws”, which are included as exhibits to this Annual Report on Form 10-K, and to the provisions of applicable Delaware law.

The information contained herein and in the Annual Report on Form 10-K for the period ended December 31, 2022, including the financial statements included therein, has been retrospectively adjusted to reflect that on January 4, 2023, we effected a 1-for-20 reverse stock split (the “Reverse Stock Split”). The Reverse Stock Split did not change the number of authorized shares of capital stock or cause an adjustment to the par value of our capital stock. Pursuant to their terms, a proportionate adjustment was made to the per share exercise price and number of shares issuable under our outstanding stock options and warrants. The number of shares authorized for issuance pursuant to our equity incentive plans have also been adjusted proportionately to reflect the Reverse Stock Split.

As used in this exhibit, the terms “Tenax Therapeutics, Inc.”, “Tenax”, the “Company,” “we”, “us”, and “our” mean Tenax Therapeutics, Inc.

Common Stock

Our Charter authorizes the issuance of 400,000,000 shares of Common Stock.

Our authorized but unissued shares of Common Stock are available for issuance without further action by our stockholders unless such action is required by applicable law or the rules of any securities exchange or automated quotation system on which our securities may be listed or traded. Holders of our Common Stock have the following rights and limitations:

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Voting Rights. The holders of our Common Stock are entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our Charter and our Restated Bylaws do not provide for cumulative voting rights.

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Dividend Rights. The holders of outstanding shares of our Common Stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available for the payment of dividends, at the times and in the amounts as our board may from time to time determine.

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No Preemptive or Similar Rights. The holders of our Common Stock have no preemptive, conversion, or subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock.

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Right to Receive Liquidation Distributions. In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the preferential rights, if any, on any outstanding shares of Preferred Stock and payment of other claims of creditors.

●	Fully Paid and Non-Assessable. All of the outstanding shares of our Common Stock are fully paid and non-assessable.

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Potential Adverse Effect of Future Preferred Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and might be adversely affected by, the rights of the holders of shares of any series of our Preferred Stock that we may designate and issue in the future.

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Warrants

As of December 31, 2022, the following warrants were outstanding:

•	Warrants to purchase 136,334 shares of Common Stock, issued in December 2018, with an exercise price of $38.60 per share and set to expire in December 2023;

•	Amended warrants to purchase 103,627 shares of Common Stock, issued in December 2018, with an exercise price of $12.60 per share and set to expire in December 2025;

•	Placement agent warrants to purchase 10,363 shares of Common Stock, issued in December 2018, with an exercise price of $29.128 per share and set to expire in December 2023;

•	Amended warrants to purchase 118,016 shares of Common Stock, issued in March 2020, with an exercise price of $12.60 per share and set to expire in September 2027;

•	Placement agent warrants to purchase 7,599 shares of Common Stock, issued in March 2020, with an exercise price of $29.128 per share and set to expire in March 2025;

•	Amended warrants to purchase 389,181 shares of Common Stock, issued in July 2020, with an exercise price of $18.06 per share and set to expire in January 2028;

•	Placement agent warrants to purchase 24,761 shares of Common Stock, issued in July 2020, with an exercise price of $25.696 per share and set to expire in July 2025;

•	Amended warrants to purchase 238,664 shares of Common Stock, issued in July 2021, with an exercise price of $12.60 per share and set to expire in January 2029; and

•	Placement agent warrants to purchase 17,902 shares of Common Stock, issued in July 2021, with an exercise price of $49.20 per share and set to expire in July 2026.

Each of these warrants contains customary provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of dividends, share splits, reorganizations and reclassifications and consolidations.

Options

As of December 31, 2022, the following options were outstanding:

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Pursuant to our Amended and Restated 1999 Stock Plan, as amended, options to purchase 936 shares of Common Stock, issuable with a weighted average exercise price of $1,123.00, of which 936 options are exercisable immediately. No additional grants will be made under the 1999 Plan.

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Pursuant to our Amended and Restated 2016 Stock Incentive Plan, as amended (the “2016 Plan”), options to purchase 23,373 shares of Common Stock, issuable with a weighted average exercise price of $40.13, of which 13,924 options are exercisable immediately. No additional grants will be made under the 2016 Plan.

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Pursuant to our Plan for Employee Inducement Stock Option Grants (“Inducement Plan”), options to purchase 30,000 shares of Common Stock, issuable with a weighted average exercise price of $37.50, of which no options are exercisable immediately. There are no shares of Common Stock reserved for future issuance under the Inducement Plan.

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Pursuant to our 2022 Stock Incentive Plan (the “2022 Plan”), options to purchase 28,163 shares of Common Stock, issuable with a weighted average exercise price of $12.40, of which 1,313 options are exercisable immediately.  There are 77,616 shares of Common Stock reserved for future issuance under the 2022 Plan.

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The terms of each of our 1999 Plan, 2016 Plan, Inducement Plan and 2022 Plan include customary provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the option in the event of dividends, share splits, reorganizations and reclassifications and consolidations.

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Preferred Stock

Our board of directors has the authority, without further action by our stockholders, unless such action is required by applicable law or the rules of any securities exchange or automated quotation system on which our securities may be listed or traded, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, rights, preferences, qualifications, limitations and restrictions thereof. These designations, powers, rights and preferences could include voting rights, dividend rights, dissolution rights, conversion rights, exchange rights, redemption rights, liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Common Stock. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action.

Series A Convertible Preferred Stock

On December 10, 2018, we filed a certificate of designations (the “Certificate of Designations”) with the Secretary of State of the State of Delaware creating our Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and establishing the designations, preferences, and other rights of the Series A Preferred Stock, which became effective upon filing.

As of December 31, 2022, there were 210 shares of Series A Preferred Stock outstanding, convertible into 11 shares of Common Stock.

The holders of our Series A Preferred Stock are entitled to the following rights.

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Voting Rights. Shares of Series A Preferred Stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the then outstanding Series A Preferred Stock will be required to amend the terms of the Series A Preferred Stock or to take other action that adversely affects the rights of the holders of Series A Preferred Stock.

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Dividend Rights. In the event the Company pays dividends on its shares of Common Stock, the holders of the Series A Preferred Stock will be entitled to receive dividends on shares of Series A Preferred Stock equal, on an as-if-converted basis, to and in the same form as paid on the Common Stock. No other dividends will be paid on the shares of Series A Preferred Stock.

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No Preemptive or Similar Rights. The holders of our Series A Preferred Stock have no preemptive, or subscription rights, and there are no redemption or sinking fund provisions applicable to our Series A Preferred Stock.

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Right to Receive Liquidation Distributions. Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to the amount that a holder of Common Stock would receive if the Series A Preferred Stock were fully converted to Common Stock, which amounts will be paid pari passu with all holders of Common Stock.

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Conversion Rights. Subject to the ownership limitations described below, the Series A Preferred Stock is convertible at any time at the option of the holder into shares of Common Stock at a conversion ratio determined by dividing the stated value of the Series A Preferred Stock by a conversion price of $38.60 per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

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Forced Conversion. Subject to the beneficial ownership limitation described below, the Company has the right to cause each holder of the Series A Preferred Stock to convert all or part of such holder’s Series A Preferred Stock in the event that (i) the volume weighted average price of our Common Stock for any 30 consecutive trading days (the “Measurement Period”), exceeds $115.80 (subject to typical adjustments), (ii) the average daily trading volume for such Measurement Period exceeds $175,000 per trading day, and (iii) the holder is not in possession of any information that constitutes or might constitute, material non-public information which was provided by the Company.

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Beneficial Ownership Limitation. The Company will not effect any redemption or conversion of the Series A Preferred Stock, nor shall a holder convert its shares of Series A Preferred Stock, to the extent that such conversion would cause the holder to have acquired, through conversion of the Series A Preferred Stock or otherwise, beneficial ownership of a number of shares of Common Stock in excess of 4.99% (or, at the election of the holder prior to the issuance of any shares of Series A Preferred Stock, 9.99%) of the Common Stock outstanding after giving effect to such exercise.

CERTAIN PROVISIONS OF DELAWARE LAW,

OUR RESTATED CERTIFICATE AND RESTATED BYLAWS

The provisions of Delaware law, our Charter, and our Restated Bylaws may have the effect of delaying, deferring, or discouraging another person from acquiring control of our Company.

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

●	prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
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 upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and by specified employee stock plans; or

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 at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing a change in our control.

Charter and Restated Bylaw Provisions

Various provisions of our Charter and Restated Bylaws could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

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Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

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Removal of Directors and Filling of Vacancies. Our Restated Bylaws require the vote of stockholders representing not less than two-thirds of our issued and outstanding capital stock entitled to voting power in order to remove a director from office, with or without cause. In addition, vacancies on our board of directors (including vacancies created by the removal of directors) may be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director, and each director so appointed shall hold office until his or her successor is elected at an annual or a special meeting of our stockholders.

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Special Meeting of Stockholders. Our Restated Bylaws provide that a special meeting of stockholders may be called only by a majority of our board of directors, our president, the chairperson of our board or such other person as our board may designate, in each case, for the purpose specified in the notice of meeting. Our stockholders are not permitted to propose business to be brought before a special meeting of our stockholders.

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Advance Notice Requirements. Our Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board. These provisions may have the effect of deterring unsolicited offers to acquire our company or delaying stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

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No Cumulative Voting. Our Charter does not permit cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board to influence our board’s decision regarding a takeover.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Issuer Direct Corporation.

Listing on the Nasdaq Capital Market

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “TENX”.

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